KODAK

March 14, 2016

Re:  Amendment to Employment Agreement

Dear John:

With Kodak’s implementation of the Exempt Employee Flexible Time-Off Plan, a copy of which is attached hereto (the “Plan”), an amendment to your employment agreement dated May 16, 2014, as amended by the letter agreement dated July 15, 2014 (your “Agreement”), is necessary.  Pursuant to this letter agreement, Section 5(b) of your Agreement is hereby amended, effective February 1, 2016, to provide that you are eligible for vacation benefits in accordance with the terms of the Plan.  The treatment of your accrued vacation as of March 31, 2016, is addressed by the terms of the Plan.  All other terms of your Agreement remain in full force and effect.

Please indicate your acceptance of the amendment to your Agreement by signing the acknowledgement below and returning this letter to me.

Thank you.

EASTMAN KODAK COMPANY

By:  Karen M Kelly
Name Karen M Kelly
Title  Director, Total Rewards and Operational Excellence and VP, Human Resources

EXECUTIVE

/s/John N. McMullen
John N. McMullen

Attachment:  Exempt Employee Flexible Time-Off Plan

Benefit Plan 1A.03b
Exempt Employee Flexible Time-Off Plan
Effective Date:  February 1, 2016
As Amended:  XXXXX XX, 2016
No. of Pages: 1

Exempt Employee Flexible Time-Off Plan

Effective on February 1, 2016, Exempt and Executive Employees do not accrue or track vacation time.  Exempt and Executive Employees will not receive a payment for unused vacation time upon termination from the Company.

Exempt and Executive Employees will be expected to take vacation at their discretion.  Scheduling of vacation by Exempt and Executive Employees is subject to departmental operating requirements and advance supervisory approval, unless it is substituted for unpaid leave protected under the Family and Medical Leave Act of 1993 (see the Kodak Family and Medical Leave Plan for more information regarding this option).

For Exempt and Executive Employees in California, Colorado or Illinois, with remaining accrued vacation on March 31, 2016, such vacation will be retained.  Vacation usage for such employees will continue to be tracked, and upon exhaustion of the remaining accrued vacation, such employees will become subject to the terms of this policy.

For employees who are reclassified as exempt or non-exempt during the middle of a calendar year, the provisions of section 4.05 of the Non-Exempt Employee Vacation Plan will apply.  At the beginning of the next calendar year, newly-classified Exempt and Executive Employees will start with a clean slate and there will no longer be carryover or accrued vacation.